EXHIBIT 99
                                                   ----------


UNITED COMPANIES FINANCIAL CORPORATION     NEWS RELEASE
[UNITED COMPANIES LOGO]                    FOR IMMEDIATE DISTRIBUTION

                                              For More Information,
                                              Contact:

                                              Deborah Hicks Midanek
                                              Chief Executive Officer
                                              225-987-2385 or 800-234-8232

                                              RELEASE DATE: April 16, 1999


  United Companies' Files Motion to Sell Portions of its
  Retail Lending Platform to Aegis Mortgage Corporation

   C. Geron Hargon Resigns Position as Chief Operating Officer
              to Facilitate Transition Team

     Baton Rouge, LA - United Companies Financial Corporation (OTC: UCFNQ) announced today that it is close to finalizing an agreement with Aegis Mortgage Corporation to sell approximately 126 of the retail branch locations and related assets of its subsidiary UC Lending(R) and has filed a motion today with the Bankruptcy Court to approve certain bidding procedures. In addition, the Company announced that C. Geron Hargon has stepped down from his position as Chief Operating Officer to facilitate the transition to Aegis.

     Under the terms of the agreement, which is subject to approval by the Bankruptcy Court and higher or better offers pursuant to bidding procedures to be established by the Bankruptcy Court, as well as to satisfaction of certain conditions, Aegis will pay $3 million and the operating expenses relating to such branches and related assets for a 30 day period immediately preceding the proposed closing date of June 1, 1999. In addition, Aegis will agree to purchase all of the loans, which are originated by UC Lending(R) during such 30 day period.

     The Company anticipates that the remaining 29 branches of UC Lending(R) still in operation will be closed. The Company's correspondent loan origination unit, UNICOR Mortgage, and manufactured housing loan unit, United Companies Funding, were previously closed. The Company continues to operate its servicing platform, which currently services approximately 128,000 loans having an aggregate outstanding principal value of $6.3 billion.

     United Companies is a specialty finance company in reorganization, that provides consumer loan products nationwide through its lending subsidiary, UC Lending(R).

     The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan and warehouse facilities in amounts, necessary to fund the Company's operations; the successful execution of loan sales in the whole loan sale market; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of the Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.